CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust I of our report dated September 21, 2018, relating to the financial statements and financial highlights, which appear in Columbia Ultra Short Term Bond Fund’s (formerly known as CMG Ultra Short Term Bond Fund) Annual Report on Form N-CSR for the year ended July 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 14, 2019